PROSPECTUS dated February 22, 2024	Pricing Supplement No. 1, 243 to
PRODUCT SUPPLEMENT FOR PLUS dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
INDEX SUPPLEMENT Dated November 16, 2023	Dated March 15, 2024
Rule 424(b)(2)

$1,795,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered PLUS Linked to U.S. Equities due April 4, 2029

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Russell 2000® Index and the S&P MidCap 400® Index

Performance Leveraged Upside Securities℠

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. At maturity, you will receive for each Buffered PLUS that you hold an amount in cash that will vary depending on the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the S&P MidCap 400® Index (the “MID Index”). We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the Buffered PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%. At maturity, you will receive for each Buffered PLUS that you hold an amount in cash that will vary depending on the basket performance measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 125% and (iii) the basket performance, subject to the maximum payment at maturity. If the basket performance is negative, but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%, the Buffered PLUS will redeem for par. However, if the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, investors will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of $100 per Buffered PLUS. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. These long-dated Buffered PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Buffered PLUS is $1,000.

•	We will not pay interest on the Buffered PLUS.

•	At maturity, you will receive an amount of cash per Buffered PLUS based on the basket performance, which is determined on the determination date, as follows:

º	If the basket performance is positive, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) the leverage factor and (iii) the basket performance, subject to the maximum payment at maturity of $1,600 per Buffered PLUS (160% of the stated principal amount).

º	If the basket performance is negative but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold a payment at maturity equal to $1,000.

º	If the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold a payment at maturity equal to $1,000 + [$1,000 × (basket performance + buffer amount)].

Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than the minimum payment at maturity of $100 per Buffered PLUS.

•	The leverage factor is 125%.

•	The basket performance will equal the sum of the performance values for each of the basket components.

•	The performance value for each basket component will equal (i) the product of the respective final value for each basket component minus the respective initial value for such basket component divided by the respective initial value for such basket component times (ii) the weighting for such basket component.

•	The weighting for each basket component will be determined on the determination date based on the relative performance of the basket components against each other. The basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

•	The initial value for each basket component equals its respective index closing value on the pricing date.

•	The final value for each basket component will equal its respective index closing value on the determination date.

•	The pricing date, which is the day we priced the Buffered PLUS for initial sale to the public, is March 15, 2024.

•	The determination date will be March 29, 2029, subject to postponement for each basket component separately in the event of a non-index business day or a market disruption event.

•	Investing in the Buffered PLUS is not equivalent to investing in the basket components or any of the component stocks of the S&P 500® Index, the Russell 2000® Index or the S&P MidCap 400® Index.

•	The Buffered PLUS will not be listed on any securities exchange.

•	The minimum purchase amount is $1,000 or 1 Buffered PLUS.

•	The estimated value of the Buffered PLUS on the pricing date is $939.80 per Buffered PLUS. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the Buffered PLUS is 61771W3W6 and the ISIN number for the Buffered PLUS is US61771W3W63.

You should read the more detailed descriptions of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms of the Buffered PLUS,” and “Additional Information About the Buffered PLUS.”

The Buffered PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER BUFFERED PLUS

	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Buffered PLUS	$1,000.00	$30(1)	$965
		$5(2)
Total	$1,795,000	$62,825	$1,732,175

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each Buffered PLUS.

(3)	See “Additional Information About the Buffered PLUS—Use of Proceeds and Hedging” on page PS-26.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered PLUS in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying product supplement for PLUS, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Buffered PLUS is linked to the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the S&P MidCap 400® Index (the “MID Index”). We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the Buffered PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%. At maturity, you will receive for each Buffered PLUS that you hold an amount in cash that will vary depending on the basket performance, as measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 125% and (iii) the basket performance, subject to the maximum payment at maturity. If the basket performance is negative, but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%, the Buffered PLUS will redeem for par. However, if the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, investors will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of $100 per Buffered PLUS. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. All payments on the Buffered PLUS are subject to our credit risk.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.

“Russell 2000® Index” and “Russell 3000E™ Index” are trademarks of FTSE Russell.

“Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of Standard and Poor’s Financial Services LLC.

Each Buffered PLUS costs $1,000	We are offering the Buffered PLUS Linked to U.S. Equities due April 4, 2029 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Russell 2000® Index and the S&P MidCap 400® Index, which we refer to as the Buffered PLUS. The stated principal amount and original issue price of each Buffered PLUS is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000. We estimate that the value of the Buffered PLUS on the pricing date is $939.80.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor and the buffer amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The basket	The following table sets forth the basket components along with the initial value (as defined below) and the relevant Bloomberg ticker symbol of each basket component:

Basket component	Initial value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)	5,117.09	SPX
The Russell 2000® Index (the “RTY Index”)	2,039.322	RTY
The S&P MidCap 400® Index (the “MID Index”)	2,923.76	MID
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket component, the final value will be determined as set forth under “Final Terms of the Buffered PLUS—Final Value.”

The Buffered PLUS do not guarantee the return of more than 10% of principal at maturity; basket component weightings set on the determination date	Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide for a minimum payment at maturity of only 10% of your principal. At maturity, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold an amount in cash that will vary depending on the value of the basket on the determination date, with the weightings of each basket component to be set on the determination date based on the relative performance of the basket components against each other, as described below. The payment at maturity may be significantly less than the stated principal amount of the Buffered PLUS. If the value of the basket has declined as of the determination date by more than the buffer amount of 10%, for every 1% decline beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your Buffered PLUS. However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $100 per Buffered PLUS.

Your return on the Buffered PLUS is limited by the maximum payment at maturity	The return investors realize on the Buffered PLUS is limited by the maximum payment at maturity of $1,600 per Buffered PLUS (160% of the stated principal amount). Therefore, although the leverage factor provides 125% exposure to any increase in the basket performance, any increase in the basket performance by more than 48% will not further increase the return on the Buffered PLUS. See “Hypothetical Payouts on the Buffered PLUS” on PS-7.

Payment at maturity	Unlike ordinary debt securities, the Buffered PLUS do not pay interest. Instead, for each $1,000 stated principal amount of the Buffered PLUS that you hold, you will receive an amount in cash determined as follows:

If the basket performance is positive, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 125% and (iii) the basket performance, subject to the maximum payment at maturity of $1,600 per Buffered PLUS (160% of the stated principal amount).

If the basket performance is negative but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold a payment at maturity equal to $1,000.

If the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold a payment at maturity equal to $1,000 + [$1,000 × (basket performance + buffer amount)].

Where,

basket performance = the sum of the performance values for each basket component performance value = with respect to each basket component, the product of (x) the final value for such basket component minus the initial value for such basket component divided by (y) the initial value of such basket component times (z) the weighting for such basket component, as expressed by the following formula:

(final value – initial value)	× weighting
initial value

and

buffer amount = 10%

Basket Component Weightings Set on the Determination Date

The weighting for each basket component will not be set on the pricing date. Instead, the weightings will be based on the relative performance of the basket components against each other on the determination date as follows: the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

The initial value for each basket component equals the index closing value of such basket component on the pricing date, as set forth above.

The final value for each basket component will equal the index closing value of such basket component on the determination date.

The scheduled determination date is March 29, 2029. If, however, the scheduled determination date is not an index business day with respect to any basket component or if a market disruption event occurs with respect to any basket component on the determination date, the determination date will be postponed, only with respect to the affected basket component, to the next index business day on which no market disruption event occurs with respect to that basket component. If the final value for any basket component has not been determined on the fifth scheduled index business day following the scheduled determination date, the calculation agent will determine the final value for that basket component as set out in the section of this pricing supplement called “Final Terms of the Buffered PLUS—Determination Date.” If, due to a market disruption event or otherwise, the determination date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed. See the section of this pricing supplement called “Final Terms of the Buffered PLUS—Maturity Date.”

If the basket performance is negative by more than the buffer amount as of the determination date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than the minimum payment at maturity of $100 per Buffered PLUS.

All payments on the Buffered PLUS, including the payment of the minimum payment at maturity, are subject to our credit risk.

Because the performance of the basket components may not be correlated, a negative performance by one or more of the basket components could wholly offset a positive performance by one or more of the other basket components.

Please review the historical closing values of the basket components in the section of this pricing supplement called “Additional Information About the Buffered PLUS—Historical Information” for each calendar quarter in the period from January 1, 2019 through March 15, 2024 and related graphs. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performance of any basket component will be offset by a lesser positive performance or negative performance of one or more of the other basket components, based on their historical performance.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance, whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the Buffered PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Buffered PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

Where you can find more information on the Buffered PLUS	The Buffered PLUS are unsecured debt securities issued as part of our Series A medium-term note program. We describe the basic features of this type of debt security in the sections of the product supplement for PLUS called “Description of PLUS” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Buffered PLUS, you should read the “Final Terms of the Buffered PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in the Buffered PLUS in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Buffered PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS

At maturity, you will receive for each Buffered PLUS that you hold an amount in cash that will vary depending on the basket performance as of the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 125% and (iii) the basket performance, subject to the maximum payment at maturity. If the basket performance is negative, but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%, the Buffered PLUS will redeem for par. However, if the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, investors will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of $100 per Buffered PLUS.

In measuring the performance of the basket as a whole on the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

The tables below are examples of how to calculate the basket performance and the payment at maturity on the Buffered PLUS based on hypothetical initial values and hypothetical final values for each of the basket components. The actual initial values were determined on the pricing date and are set forth in this document, and the actual final values will be determined on the determination date.

Example 1: Basket performance is positive

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	4,750	–5% (worst performance)	20%	-1%
RTY Index	2,000	3,000	50% (second-best performance)	30%	15%
MID Index	2,800	5,600	100% (best performance)	50%	50%
Hypothetical basket performance:					64%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(4,750 – 5,000) / 5,000] × 20% = -1%,
plus

RTY Index = [(3,000 – 2,000) / 2,000] × 30% = 15%,

plus

MID Index = [(5,600 – 2,800) / 2,800] × 50% = 50%,

Hypothetical basket performance = 64%

The payment at maturity per Buffered PLUS is $1,000 + ($1,000 × 125% × 64%), subject to the maximum payment at maturity = $1,600.

As the basket performance is greater than 48%, meaning that the value of the basket has exceeded the maximum payment at maturity of 160% of the stated principal amount, the payment at maturity per Buffered PLUS will be equal to $1,600.

Example 2: Basket performance is positive

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	4,750	–5% (worst performance)	20%	-1%
RTY Index	2,000	2,200	10% (second-best performance)	30%	3%
MID Index	2,800	3,360	20% (best performance)	50%	10%
Hypothetical basket performance:					12%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(4,750 – 5,000) / 5,000] × 20% = -1%,
plus

RTY Index = [(2,200 – 2,000) / 2,000] × 30% = 3%,

plus

MID Index = [(3,360 – 2,800) / 2,800] × 50% = 10%,

Hypothetical basket performance = 12%

The payment at maturity per Buffered PLUS is $1,000 + ($1,000 × 125% × 12%), subject to the maximum payment at maturity = $1,150.

As the basket performance is positive but is not greater than 48%, meaning that the value of the basket has not exceeded the maximum payment at maturity of 160% of the stated principal amount, the payment at maturity per Buffered PLUS will be equal to $1,150.

Example 3: Basket performance is negative, but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	5,500	10% (best performance)	50%	5%
RTY Index	2,000	1,400	-30% (worst performance)	20%	-6%
MID Index	2,800	2,100	-25% (second-best performance)	30%	-7.50%
Hypothetical basket performance:					-8.50%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(5,500 – 5,000) / 5,000] × 50% = 5%,
plus

RTY Index = [(1,400 – 2,000) / 2,000] × 20% = -6%,

plus

MID Index = [(2,100 – 2,800) / 2,800] × 30% = -7.50%,

Hypothetical basket performance = -8.50%

The payment at maturity per Buffered PLUS is $1,000.

As the basket performance is negative, but is not less than -10%, meaning that the value of the basket has not decreased by more than the buffer amount of 10%, the payment at maturity per Buffered PLUS will be equal to the $1,000 stated principal amount.

Example 4: Basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	1,750	-65% (worst performance)	20%	-13%
RTY Index	2,000	2,200	10% (best performance)	50%	5%
MID Index	2,800	1,120	-60% (second-best performance)	30%	-18%
Hypothetical basket performance:					-26%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(1,750 – 5,000) / 5,000] × 20% = -13%,
plus

RTY Index = [(2,200 – 2,000) / 2,000] × 50% = 5%,

plus

MID Index = [(1,120 – 2,800) / 2,800] × 30% = -18%,

Hypothetical basket performance = -26%

The payment at maturity per Buffered PLUS is $1,000 + [$1,000 × (-26% + 10.00%)] = $840.

As the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, the payment at maturity per Buffered PLUS will be equal to $1,000 + [$1,000 × (basket performance + buffer amount)].

In the above example, one of the basket components — the RTY Index — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 65% and 60%.

Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase and the basket performance is therefore negative and less than -10%. Therefore, the payment at maturity per Buffered PLUS will be less than the $1,000 stated principal amount.

While the weightings of the basket components are set on the determination date in a way that is favorable to the investors (50% for the best-performing basket component, 30% for the second-best performing basket component and 20% for the worst-performing basket component), the basket performance can still be negative if one or more basket components decline in value over the term of the Buffered PLUS.

If the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket beyond the buffer amount, and you will lose money on your investment. You could lose up to 90% of the stated principal amount of the Buffered PLUS.

Please review the tables setting forth the historical performance of each of the basket components for each calendar quarter in the period from January 1, 2019 through March 15, 2024 and related graphs in “Additional Information About the Buffered PLUS––Historical Information” beginning on PS-22. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

The Buffered PLUS are not secured debt, and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the Buffered PLUS is not equivalent to investing in the basket components, their component stocks or the indices tracked by the basket components. This section describes the material risks relating to the Buffered PLUS. For a further discussion of risk factors, please see the accompanying product supplement for PLUS, index supplement and prospectus.

Risks Relating to an Investment in the Buffered PLUS

The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal	The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you any interest, and provide a minimum payment at maturity of only 10% of the stated principal amount. At maturity, you will receive for each $1,000 stated principal amount of the Buffered PLUS that you hold an amount in cash based upon the basket performance, as measured on the determination date. If the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, you will receive at maturity an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket beyond the buffer amount, and you will lose money on your investment. You could lose up to 90% of the stated principal amount of the Buffered PLUS.

Your appreciation potential is limited

The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,600 per Buffered PLUS, or 160% of the stated principal amount. Although the leverage factor provides 125% exposure to any increase in the basket performance, any increase in the basket performance by more than 48% will not further increase the return on the Buffered PLUS.  See “Hypothetical Payouts on the Buffered PLUS” on PS–7.

Changes in the values of one or more of the basket components may offset each other

Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance can still be negative if the values of one or more basket components decline over the term of the Buffered PLUS. If the basket performance is negative and is less than -10%, meaning that the value of the basket has decreased by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket beyond the buffer amount, and you will lose money on your investment.

You can review tables and graphs illustrating the historical performance of the basket components for the period from January 1, 2019 through March 15, 2024 in “Additional Information About the Buffered PLUS––Historical Information” beginning on PS-22.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components based on their historical performance.

The market price of the Buffered PLUS will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value and volatility of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered PLUS will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS	You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Investing in the Buffered PLUS is not equivalent to investing in the basket components	Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, the Russell 2000® Index or the S&P MidCap 400® Index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the S&P 500® Index, the Russell 2000® Index or the S&P MidCap 400® Index.

The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited	The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered

PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS will be influenced by many unpredictable factors” above.

Hedging and trading activity by our affiliates could potentially affect the value of the Buffered PLUS	One or more of our affiliates and or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the basket components or their component stocks), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the initial values, and, therefore, could increase the values at or above which the basket components must close on the determination date so that an investor would not sustain a loss on their investment. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the determination date, could adversely affect the values of the basket components on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS	As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance and the payment that you will receive at maturity. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor index or calculation of any closing price in the event of a market disruption event or discontinuance of an index tracked by a basket component, and certain adjustments to an adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see the sections of this pricing supplement called “Final Terms of the Buffered PLUS—Determination Date,” “—Payment at Maturity,” “—Performance Value,” “—Initial Value,” “—Index Closing Value,” “—Final Value,” “—Market Disruption Event,” and see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement for PLUS. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain

Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components
The Buffered PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.	As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the Buffered PLUS are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.	Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or the component securities of the underlying indices, or engaging in transactions therein, and any such action could adversely affect the value of the underlying indices or the Buffered PLUS. These regulatory actions could result in restrictions on the Buffered PLUS and could result in the loss of a significant portion or all of your initial investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered PLUS has declined.

Adjustments to the basket components could adversely affect the value of the Buffered PLUS	The publisher of each index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the determination date of the Buffered PLUS constituting such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

FINAL TERMS OF THE BUFFERED PLUS

Terms used but not defined herein have the meanings given to such terms in the accompanying product supplement for PLUS. The term “Buffered PLUS” refers to each $1,000 Stated Principal Amount of our Buffered PLUS Linked to U.S. Equities due April 4, 2029 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Russell 2000® Index and the S&P MidCap 400® Index.

Aggregate Principal Amount	$1,795,000

Original Issue Date (Settlement Date)	March 20, 2024 (3 Business Days after the Pricing Date)

Maturity Date	April 4, 2029, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Determination Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Determination Date as postponed.

Pricing Date	March 15, 2024

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61771W3W6

ISIN Number	US61771W3W63

Minimum Purchase Amount	$1,000

Issue Price	$1,000 (100%)

Stated Principal Amount	$1,000

Basket	The following table sets forth the Basket Components along with the Initial Value and the relevant Bloomberg ticker symbol:

Basket Component	Initial Value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)	5,117.09	SPX
The Russell 2000® Index (the “RTY Index”)	2,039.322	RTY
The S&P MidCap 400® Index (the “MID Index”)	2,923.76	MID
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Basket Component, the Final Value will be determined as set forth under “—Final Value” below.

Underlying Indices	The SPX Index, the RTY Index, and the MID Index (each, individually, an “Underlying Index”)

Underlying Index Publisher	With respect to the SPX Index and MID Index, S&P® Dow Jones Indices LLC and any successor thereof, with respect to the RTY Index, FTSE Russell and any successor thereof.

Weightings	Based on the relative performance of the Basket Components against each other, as measured on the Determination Date, the

Weighting of each Basket Component will be determined by the Calculation Agent as follows: The Basket Component with the best performance will be allocated a Weighting of 50%, the Basket Component with the second-best performance will be allocated a Weighting of 30% and the Basket Component with the worst performance will be allocated a Weighting of 20%.

Determination Date	March 29, 2029; subject to adjustment for non-Index Business Days or Market Disruption Events, as described in the following paragraph.

If the scheduled Determination Date is not an Index Business Day with respect to any Basket Component or if a Market Disruption Event occurs on the Determination Date with respect to any Basket Component, the Determination Date solely for such affected Basket Component will be postponed and the Index Closing Value with respect to such affected Basket Component will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to such affected Basket Component.  The Final Basket Value will be determined on the last Determination Date as so postponed, by which date the Final Value for each Basket Component will have been determined; provided that the Index Closing Value for any affected Basket Component will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Determination Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to the affected Basket Component on such date, the Calculation Agent will determine the Index Closing Value of such Basket Component on such date in accordance with the formula for calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting such Basket Component.

Payment at Maturity	At maturity, upon delivery of the Buffered PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Buffered PLUS an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Basket Performance is positive, $1,000 plus the product of (i) $1,000, (ii) the Leverage Factor and (iii) the Basket Performance, subject to the Maximum Payment at Maturity,

(ii) if the Basket Performance is negative but is not less than -10%, meaning that the value of the Basket has not decreased by more than the Buffer Amount of 10%, the Stated Principal Amount of $1,000, or

(iii) if the Basket Performance is negative and is less than -10%, meaning that the value of the Basket has decreased by more than the Buffer Amount of 10%,

$1,000 + [$1,000 x (Basket Performance + Buffer Amount)]

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor	125%

Maximum Payment at Maturity	$1,600 per Buffered PLUS (160% of the Stated Principal Amount)

Buffer Amount	10%

Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Components.

Performance Value	With respect to each Basket Component, the product of (x) the Final Value for such Basket Component minus the Initial Value for such Basket Component divided by (y) the Initial Value for such Basket Component times (z) the Weighting for such Basket Component. Each such product may be expressed by the following formula:

(Final Value – Initial Value)	×	Weighting
Initial Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the values for the Basket Components, as described under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

Initial Value	The Initial Value for each Basket Component equals the Index Closing Value of such Basket Component on the Pricing Date, as set forth under “Basket—Initial Value above.

Index Closing Value	With respect to the SPX Index and the MID Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the official closing value of such Underlying Index, or any Successor Index (as defined under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS), published at the regular official weekday close of trading on such Index Business Day by the Underlying Index Publisher for such Underlying Index. In certain circumstances, the Index Closing Value for the SPX Index or the MID Index shall be based on the alternate calculation of such Underlying Index as described under “Discontinuance of an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

With respect to the RTY Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the closing value of the RTY Index or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on such Index Business Day. In certain circumstances, the Index Closing Value for the RTY Index will be based on the alternate calculation of the RTY Index as described under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the Underlying Index Publisher for the RTY Index.

Final Value	The Final Value for each Basket Component will equal the Index Closing Value of such Basket Component on the Determination Date, as determined by the Calculation Agent.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Performance or whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties and functions as

Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	As set forth under “Description of PLUS—Some Definitions” in the accompanying product supplement for PLUS.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

ADDITIONAL INFORMATION ABOUT THE BUFFERED PLUS

Book Entry Security or Certificated Security	Book Entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Buffered PLUS. Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please see the accompanying product supplement for PLUS and prospectus.

Interest Rate	None

The S&P 500® Index	The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The Russell 2000® Index	The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

The S&P MidCap 400® Index	The S&P MidCap 400® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets by tracking the stock price movement of 400 companies with mid-sized market capitalizations. Component stocks of the S&P MidCap 400® Index are required to have a total company level market capitalization that reflects approximately the 85th – 93rd percentile of the S&P® Total Market Index. The S&P MidCap 400® Index measures the relative performance of the 400 constituent stocks as of a particular time as compared to the common stocks of 400 similar companies on the base date of June 28, 1991. The S&P MidCap 400® Index does not overlap holdings with the S&P 500® Index or the S&P SmallCap 600® Index. For additional information about the S&P MidCap 400® Index, see the information set forth under “S&P® U.S. Indices—S&P MidCap 400® Index” in the accompanying index supplement.

Historical Information	The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2019 through March 15, 2024. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On March 15, 2024, the Index Closing Value for the SPX Index was 5,117.09, the Index Closing Value for the RTY Index was 2,039.322 and the Index Closing Value for the MID Index was 2,923.76. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance that the Basket Performance, as measured on the Determination Date, will be positive. If the Basket Performance on the Determination Date is negative and is less than -10%, meaning that the value of the Basket has decreased by more than the Buffer Amount of 10%, you will receive an amount in cash that is less than the $1,000 Stated Principal Amount of each Buffered PLUS by an amount proportionate to the decline in the value of the Basket beyond the Buffer Amount, and you will lose money on your investment. You could lose up to 90% of the Stated Principal Amount of the Buffered PLUS.

S&P 500® Index
High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2019 through March 15, 2024

SPX Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter (through March 15, 2024)	5,175.27	4,688.68	5,117.09

Historical Daily Index Closing Values of the S&P 500® Index

January 1, 2019 through March 15, 2024

Russell 2000® Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2019 through March 15, 2024

RTY Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter (through March 15, 2024)	2,084.740	1,913.166	2,039.322

Historical Daily Index Closing Values of the Russell 2000® Index

January 1, 2019 through March 15, 2024

S&P MidCap 400® Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2019 through March 15, 2024

MID Index	High	Low	Period End
2019
First Quarter	1,933.72	1,631.56	1,896.27
Second Quarter	1,980.83	1,810.50	1,945.51
Third Quarter	1,986.80	1,832.63	1,935.48
Fourth Quarter	2,067.33	1,860.86	2,063.02
2020
First Quarter	2,106.12	1,218.55	1,443.40
Second Quarter	1,946.21	1,337.95	1,783.21
Third Quarter	1,966.45	1,748.61	1,861.29
Fourth Quarter	2,315.36	1,884.94	2,306.62
2021
First Quarter	2,682.61	2,269.45	2,609.24
Second Quarter	2,770.27	2,611.94	2,696.12
Third Quarter	2,773.83	2,571.03	2,640.54
Fourth Quarter	2,910.70	2,664.52	2,842.00
2022
First Quarter	2,865.54	2,517.18	2,693.66
Second Quarter	2,710.15	2,200.75	2,268.92
Third Quarter	2,635.18	2,203.53	2,203.53
Fourth Quarter	2,577.78	2,245.21	2,430.38
2023
First Quarter	2,726.61	2,374.47	2,512.16
Second Quarter	2,622.34	2,406.67	2,622.34
Third Quarter	2,728.44	2,471.09	2,502.12
Fourth Quarter	2,809.23	2,326.82	2,781.54
2024
First Quarter (through March 15, 2024)	2,968.54	2,691.79	2,923.76

Historical Daily Index Closing Values of the S&P MidCap 400® Index

January 1, 2019 through March 15, 2024

Use of Proceeds and Hedging	The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Buffered PLUS borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the Russell 2000® Index and the S&P MidCap 400® Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Components on the Pricing Date, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Date so that you do not sustain a loss on your initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS by purchasing and selling stocks constituting the S&P 500® Index, the Russell 2000® Index and the S&P MidCap 400® Index, futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the Russell 2000® Index and the S&P MidCap 400® Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Basket Components, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours.

Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each Buffered PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each Buffered PLUS. The costs included in the original issue price of the Buffered PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

Validity of the Buffered PLUS	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 22, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 22, 2024.

United States Federal Taxation	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before

January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.